EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., Sept. 28, 2010 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced its Board of Directors authorized the repurchase of an additional $500 million of the Company's common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone's Board of Directors has authorized $9.4 billion.

"AutoZone's continued strong financial performance allows us to repurchase our stock while maintaining our investment grade credit ratings," said Bill Giles, Executive Vice President, Chief Financial Officer, Information Technology and Store Development. "We remain committed to utilizing share repurchases within the bounds of a disciplined capital structure to enhance stockholder returns while maintaining adequate liquidity to execute our plans."

About AutoZone:

As of August 28, 2010, AutoZone sells auto and light truck parts, chemicals and accessories through 4,389 AutoZone stores in 48 U.S. states plus the District of Columbia and Puerto Rico and 238 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web AutoZone sells auto and light truck parts through www.autozone.com, and as part of our commercial sales program, through www.autozonepro.com.

AutoZone does not derive revenue from automotive repair or installation.

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            866-966-3017
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            901-495-7005
            brian.campbell@autozone.com